Exhibit 23.2


KPMG Peat Marwick LLP

1600 Market Street
Philadelphia, PA 19103-7212



The Board of Directors
Willow Grove Bank:


We consent to the use of our reports included herein and to the reference to our firm under the heading of "Experts", "Legal and Tax Opinions", and "Effects of Reorganization-Tax Effects", in the prospectus of Willow Grove Bancorp, Inc., which is a part of the Registration Statement on Pre-effective Amendment No. 2 to Form S-1 for Willow Grove Bancorp, Inc. and a part of the amended and supplemented Form MHC-1 and amended and supplemented Form MHC-2 for Willow Grove Bank.


       /s/ KPMG Peat Marwick LLP


November 10, 1998
Philadelphia, Pennsylvania